Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3  (No. 333-115069) of our report dated February 27, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Kimco Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 2007. We also  consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008 relating to the combined statements of revenues and certain expenses of PNP Acquisitions (for the years ended December 31, 2006, 2005, and 2004), D'Andrea Marketplace and Black Mountain Village (for the year ended December 31, 2006), Birchwood (for the year ended December 31, 2006), and KROP Acquisitions (for the years ended December 31, 2006, 2005, and 2004), and the statements of revenues and certain expenses of Market at Haynes Bridge (for the year ended December 31, 2006), Suburban Square (for the year ended December 31, 2006), and 1401 Walnut Street (for the year ended December 31, 2006), which appear in Kimco Realty Corporation's Current Report on Form 8-K dated March 11, 2008. We also consent to the reference to us under the heading "experts" in such registration statement.

PricewaterhouseCoopers LLP

New York, NY

November 26, 2008